Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,000,000	$649.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

March 2020
Pricing Supplement
Registration Statement No. 333-223208
March 13, 2020
Filed Pursuant to Rule 424(b)(2)

$5,000,000 Contingent Income Callable Securities due March 18, 2021

Based on the Worst Performing of the Common Equity Securities of Chevron Corporation and Exxon Mobil Corporation

Principal at Risk Securities

Contingent Income Callable Securities, which we refer to as the securities, do not guarantee the payment of interest or the repayment of the stated principal amount. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment at an annual rate of 29.00% of the stated principal amount, with respect to each determination date on which the closing price of each underlying is greater than or equal to 60.00% of its initial share price, which we refer to as the downside threshold level. The securities may be redeemed early at our discretion on any contingent payment date, for an amount equal to the sum of the stated principal amount and the contingent quarterly payment, if any, with respect to the related determination date. An early redemption will be at our discretion and will not automatically occur based on the performance of any underlying. If the securities have not been previously redeemed and the final share price of each underlying is greater than or equal to its downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not been previously redeemed and the final share price of any underlying is less than its downside threshold level, you will be exposed to the decline in the closing price of the worst performing underlying, as compared to its initial share price, on a 1 to 1 basis, and will receive a payment at maturity that is less than 60.00% of the stated principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. Accordingly, the securities do not guarantee any return of principal at maturity. Because all payments on the securities are based on the performance of each underlying, (i) a decrease in the closing price of any underlying below its downside threshold level on most or all of the determination dates will result in few or no contingent quarterly payments and (ii) a decrease in the closing price of any underlying below its downside threshold level on the final determination date will result in a significant loss of your investment, even if the other underlyings have appreciated or have not decreased as much. The securities are intended for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risks of principal loss and receiving few or no contingent quarterly payments over the 1 year term of the securities. Investors will not participate in any appreciation of any of the underlyings. All payments on the securities are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Underlyings:	The common stock of Chevron Corporation (“CVX”) and the common stock of Exxon Mobil Corporation (“XOM”)
Aggregate principal amount:	$5,000,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	March 13, 2020
Original issue date:	March 18, 2020
Maturity date:	March 18, 2021, subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement
Early redemption:	The securities may be redeemed at our discretion on any contingent payment date. In order to redeem the securities, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the securities on or prior to the applicable contingent payment date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment, if any, with respect to the related determination date.
Determination closing price:	With respect to each underlying, its official closing price on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Contingent quarterly payment:

•      If, on any determination date, the determination closing price or the final share price, as applicable, of each underlying is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment at  an annual rate of 29.00% of the stated principal amount per security (corresponding to $0.725 (or 7.25%) per  quarter per security) on the related contingent payment date.

•      If, on any determination date, the determination closing price or the final share price, as applicable, of any underlying is less than its downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	June 15, 2020, September 14, 2020, December 14, 2020 and March 15, 2021 (the “final determination date”), each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	•	If the final share price of each underlying is greater than or equal to its downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final share price of any underlying is less than its downside threshold level:	(i) the stated principal amount multiplied by (ii) the share performance factor of the worst performing underlying. In this case, the payment at maturity will be less than 60.00% of the stated principal amount of the securities and could be zero.

Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.00	$0.125(1) $0.05(2)	$9.825
Total	$5,000,000.00	$62,500.00(1) $25,000.00(2)	$4,912,500.00

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.175 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the $0.175 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

Terms continued on the following page.

The estimated initial value of the securities on the pricing date is $9.012 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” herein and “Risk Factors” beginning on page 10 of this document for additional information. Investment in the securities involves certain risks. See “Risk Factors” beginning on page 10 of this pricing supplement, page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Contingent Income Callable Securities due March 18, 2021
Based on the Worst Performing of the Common Equity Securities of Chevron Corporation and Exxon Mobil Corporation
Principal at Risk Securities

Terms continued from previous page:

Share performance factor:	With respect to each underlying, final share price / initial share price
Downside threshold level:	$50.052 with respect to the CVX and $22.872 with respect to the XOM, each of which is 60.00% of its initial share price
Initial share price:	$83.42 with respect to the CVX and $38.12 with respect to the XOM, each of which was its official closing price on the pricing date.
Final share price:	With respect to each underlying, its official closing price on the final determination date, as determined by the calculation agent.
Estimated initial value:	The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:	40438J833 / US40438J8339

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Stock-Linked Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Stock-Linked Underlying Supplement dated February 26, 2018 at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

The prospectus supplement dated February 26, 2018 at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

The prospectus dated February 26, 2018 at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

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Principal at Risk Securities

Investment Summary

Contingent Income Callable Securities

Principal at Risk Securities

The Contingent Income Callable Securities due March 18, 2021 Based on the Worst Performing of the Common Equity Securities of Chevron Corporation and Exxon Mobil Corporation, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment at an annual rate of 29.00% of the stated principal amount with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, of each underlying is greater than or equal to 60.00% of its initial share price, which we refer to as the downside threshold level. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date (which is the third business day after the related determination date) or the maturity date, as applicable. It is possible that the closing price of one for more underlyings could remain below their respective downside threshold levels for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

The securities may be redeemed at our discretion on any contingent payment date, for the stated principal amount plus the contingent quarterly payment, if any, with respect to the related determination date. An early redemption will be at our discretion and will not automatically occur based on the performance of any underlying. In order to redeem the securities, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the securities on or prior to the applicable contingent payment date. If the securities have not previously been redeemed and the final share price of each underlying is greater than or equal to its downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price of any underlying is less than the downside threshold level, investors will be exposed to the decline in the closing price of the worst performing underlying, as compared to its initial share price, on a 1 to 1 basis and will receive a payment at maturity that is less than 60.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of any of the underlyings.

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Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment at an annual rate of 29.00% of the stated principal amount with respect to each determination date on which the determination closing price or the final share price, as applicable, of each underlying is greater than or equal to 60.00% of its initial share price, which we refer to as the downside threshold level. The securities may be redeemed at our discretion on any contingent payment date, for the stated principal amount plus the contingent quarterly payment, if any, with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

The Issuer chooses to redeem the securities prior to maturity.

▪  The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment, if any, with respect to the related determination date.

▪  Investors will receive the contingent quarterly payment with respect to each determination date on which the determination closing price of each underlying is greater than or equal to its downside threshold level, but not for the determination dates on which the determination closing price of any underlying is less than its downside threshold level.

▪  Investors will not participate in any appreciation of the underlyings from their respective initial share prices.

Scenario 2

The Issuer chooses not to redeem the securities prior to maturity and the final share price of each underlying is greater than or equal to its downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with     respect to the final determination date.

▪   Investors will not participate in any appreciation of the underlyings from their respective initial share prices.

Scenario 3

The Issuer chooses not to redeem the securities prior to maturity and the final share price is less than the downside threshold level.

▪  The payment due at maturity will be the stated principal amount multiplied by the share performance factor of the     worst performing underlying.

▪  Investors will lose a significant portion, and may lose all, of their principal in this scenario.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First 3 Determination Dates

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Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 7.

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Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	With respect to each underlying, $100.00
Hypothetical Downside Threshold Level:	With respect to each underlying, $60.00, which is 60.00% of its hypothetical initial share price
Contingent Quarterly Payment:	29.00% per annum (corresponding to $0.725 (or 7.25%) per quarter per security)
Stated Principal Amount:	$10.00 per security

	Example 1				Example 2
Determination Dates	Hypothetical Determination Closing Price of CVX	Hypothetical Determination Closing Price of XOM	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Determination Closing Price of CVX	Hypothetical Determination Closing Price of XOM	Contingent Quarterly Payment	Early Redemption Payment*
#1	$100.00	$105.00	—*	$10.725	$90.00	$95.00	$0.725	N/A
#2	N/A	N/A	N/A	N/A	$55.00	$60.00	N/A	N/A
#3	N/A	N/A	N/A	N/A	$50.00	$85.00	N/A	$10.00
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price of each underlying is greater than or equal to its downside threshold level.

Examples 1 and 2, illustrate the early redemption payment per security if the securities are redeemed at our discretion.

▪	In Example 1, Since the determination closing price of each underlying on the 1st determination date is greater than its downside threshold level, you would receive the contingent payment of $0.725 with respect to that determination date. In addition, the securities are redeemed at our discretion on the 1st contingent payment date. You would receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10.00 + $0.725 = $10.725

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

▪	In Example 2, since the determination closing price of each underlying on the 1st determination date is greater than the downside threshold level, you receive the contingent quarterly payment of $0.725 with respect to such determination date. You would receive no contingent payment with respect to the 2nd through 3rd determination dates, since the determination closing price of at least one underlying on each of these determination dates is less than the downside threshold level. The securities are redeemed at our discretion on the 3rd contingent payment date. Following the 3rd determination date, you would receive an early redemption payment of $10.00.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the securities are redeemed at our discretion, you only receive $10.00 per security and do not receive the contingent quarterly payment.

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Principal at Risk Securities

	Example 3				Example 4
Determination Dates	Hypothetical Determination Closing Price of CVX	Hypothetical Determination Closing Price of XOM	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Determination Closing Price of CVX	Hypothetical Determination Closing Price of XOM	Contingent Quarterly Payment	Early Redemption Payment*
#1	$90.00	$55.00	N/A	N/A	$90.00	$55.00	N/A	N/A
#2	$55.00	$60.00	N/A	N/A	$55.00	$60.00	N/A	N/A
#3	$50.00	$85.00	N/A	N/A	$50.00	$85.00	N/A	N/A
Final Determination Date	$30.00	$90.00	N/A	N/A	$85.00	$90.00	$0.725*	N/A
Payment at Maturity	$3.00				$10.725

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪	In Example 3, the closing price of at least one underlying is below its downside threshold level on every determination date. As a result, you would not receive any contingent quarterly payments during the term of the securities and, at maturity, you would be fully exposed to the decline in the closing price of the CVX, which is the worst performing underlying. As the final share price of the worst performing underlying is less than its downside threshold level, your payment at maturity is calculated as follows:

Payment at maturity =	final share price of CVX	x principal amount	=	$30.00	x $10.00	= $3.00
	initial share price of CVX			$100.00

In this example, the payment you would receive at maturity is significantly less than the stated principal amount. In addition, you would not be entitled to receive any contingent quarterly payment during the term of the securities.

▪	In Example 4, the closing price of at least one underlying is below its downside threshold level on each of the 1st through the 3rd determination date. As a result, the contingent quarterly payment is not payable for any of those determination dates. At maturity, because the final share price of each underlying is greater than its downside threshold level, you would receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.725 = $10.725

In this example, although the final share price of the worst performing underlying represents a 15% decline from its initial share price, you would receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.725 per security at maturity.

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Investor Suitability

The securities may be suitable for you if:

▪	You believe that the closing price of each underlying will not be below the downside threshold level on most or all of the determination dates.

▪	You are willing to make an investment that is exposed to downside performance of worst performing underlying on a 1-to-1 basis if its final share price is less than its downside threshold level.

▪	You understand that you may not receive any contingent quarterly payments.

▪	You are willing to hold the securities that may be called at our discretion on any contingent payment date.

▪	You are willing to invest in the securities based on the fact that your maximum potential return is any contingent quarterly payments payable on the securities.

▪	You are willing to forgo dividends or other distributions paid on the underlyings.

▪	You are willing to hold the securities to maturity.

▪	You do not seek an investment for which there will be an active secondary market.

▪	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▪	You believe that the closing price of any underlying will be below its downside threshold level on most or all of the determination dates.

▪	You are unwilling to make an investment that is exposed to downside performance of worst performing underlying on a 1-to-1 basis when the final share price is less than the downside threshold level.

▪	You are unable or unwilling to hold the securities that may be called at our discretion on any contingent payment date.

▪	You are unwilling to invest in the securities based on the fact that your maximum potential return is the contingent quarterly payments payable on the securities.

▪	You prefer to receive dividends or other distributions paid on the underlyings.

▪	You prefer a product that provides upside participation in the underlyings, as opposed to the contingent quarterly payments payable on the securities.

▪	You seek an investment for which there will be an active secondary market.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement and on page
S-1 of the Stock-Linked Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlyings. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your securities at maturity if the securities have not been redeemed prior to maturity and the final share price of each underlying is greater than or equal to its downside threshold level. If the final share price of any underlying is less than its downside threshold level, you will be exposed to the decline in the closing price of the worst performing underlying, as compared to its initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a cash payment that is less than the principal amount of the securities. Investors may lose up to 100% of their initial investment.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price or the final share price, as applicable, of any underlying is less than its downside threshold level on the related determination date. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price or the final share price of each underlying is greater than or equal to its downside threshold level on the related determination date. It is possible that the closing price of any underlying could be below its downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

▪	Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the values of the underlyings. Unless the final share price of any underlying is less than its downside threshold level, you will receive at maturity the stated principal amount plus the contingent quarterly payment with respect to the final determination date, regardless of any appreciation in the values of the underlyings, which may be significant. The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, of each underlying is greater than or equal to its downside threshold level. It is possible that the closing price of any underlying could be below its downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the underlyings during the term of the securities.

▪	The securities may be called prior to the maturity date. If the securities are called early, the holding period over which you will receive contingent quarterly payments could be as little as 3 months. If the securities are redeemed prior to the maturity date, you will receive no more contingent quarterly payments. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following an early redemption at our discretion. It is more likely that we will redeem the securities when it would be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the determination closing price of any underlying is at or above its downside threshold level, which could result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon.

On the other hand, we will be less likely to exercise our redemption right when the determination closing price or final share price, as applicable, of any underlying is below its downside threshold level, such that you will receive no contingent quarterly payments and/or that you will suffer a significant loss on your initial investment in the securities at

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maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent quarterly payments and suffer a significant loss at maturity.

▪	You are exposed to the market risk of all underlyings, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any. Your return on the securities is not linked to a basket of underlyings. Rather, it will be contingent upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlyings, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the underlyings. Poor performance by any underlying over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlyings. To receive any contingent quarterly payments, all underlyings must close at or above their respective downside threshold levels on the applicable determination date. In addition, if any underlying has decreased to below its respective downside threshold level as of the final determination date, you will be fully exposed to the decrease in the worst performing underlying on a 1 to 1 basis, even if the other underlyings have appreciated. Under this scenario, the payment at maturity will be less than 60.00% of the stated principal amount and could be zero. Accordingly, your investment is subject to the market risk of each of the underlyings.

▪	Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risks of receiving no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to fewer underlyings or just one underlying. The risk that you will not receive any contingent quarterly payments, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of fewer underlyings or just one underlying. With multiple underlyings, it is more likely that one or more of the underlyings will close below their respective downside threshold levels on any determination date (including the final determination date) and below its downside threshold level on the final determination date, than if the securities were linked to fewer underlyings or only one underlying. Therefore, it is more likely that you will not receive any contingent quarterly payments, and that you will suffer a significant loss on your investment. In addition, because each underlying must close above its initial index level on a quarterly determination date in order for the securities to be called prior to maturity, the securities are less likely to be called than if the securities were linked to fewer underlyings or just one underlying.

▪	The amounts payable on the securities are not linked to the prices of the underlyings at any time other than on the determination dates, including the final determination date. The payments on the securities will be based on the closing prices of the underlyings on each determination date, subject to postponement for non-trading days and certain market disruption events. Even if the market price of an underlying appreciates prior to an applicable determination date but then drops on that day to a price that is below its downside threshold level, the contingent quarterly payment on the securities will not be paid. Similarly, the payment at maturity will be less, and may be significantly less, than it would have been had the securities been linked to the prices of the underlyings on a date prior to the final determination date. Although the actual prices of the underlyings on the maturity date or at other times during the term of the securities may be higher than the price on one or more determination dates, the payments on the securities will be based solely on the prices of the underlyings on the determination dates.

▪ The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of an underlying, whether its determination closing price has been below its downside threshold level on any determination date, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect an underlying and which may affect the final share price of the underlying, the occurrence of certain events affecting the underlying that may or may not require an adjustment to the final share price of the underlying and any actual or anticipated changes in our credit ratings or credit spreads. The price of each underlying may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the

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securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	As a holder of the securities, you will not have any ownership interest or rights in any underlyings. As a holder of the securities, you will not have any ownership interest or rights in any underlyings, such as voting rights, dividend payments or other distributions. In addition, Chevron Corporation and Exxon Mobil Corporation will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the underlyings and the securities.

▪	No affiliation with Chevron Corporation or Exxon Mobil Corporation. We are not affiliated with Chevron Corporation or Exxon Mobil Corporation. We have not made any independent investigation of the adequacy or completeness of the information about Chevron Corporation or Exxon Mobil Corporation contained in this pricing supplement. You should make your own investigation into the underlyings and Chevron Corporation or Exxon Mobil Corporation. We are not responsible for Chevron Corporation or Exxon Mobil Corporation’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	Concentration of investment in one sector. The underlyings are concentrated in the energy sector. Consequently, the value of the securities may be subject to greater volatility than an investment linked to a more broadly diversified group of issuers.

▪ There is limited anti-dilution protection. For certain events affecting an underlying, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of an underlying. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the

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securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 1 month after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the underlyings and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlyings), including trading in the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlyings and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price of an underlying and, as a result, its downside threshold level which is the price at or above which the underlying must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the worst performing underlying at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of the underlyings on the determination dates and, if the securities are not called prior to maturity, the payout to you at maturity.

▪	Higher contingent quarterly payments or lower downside threshold levels are generally associated with underlyings with greater expected volatility and therefore can indicate a greater risk of loss. "Volatility" refers to the frequency and magnitude of changes in the price of an underlying. The greater the expected volatility with respect to an underlying on the pricing date, the higher the expectation as of the pricing date that the price of the underlying could close below its downside threshold level on the final determination date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower downside threshold level or a higher contingent payment) than for similar securities linked to the performance of the underlyings with a lower expected volatility as of the pricing date. You should therefore understand that a relatively higher contingent payment may indicate an increased risk of loss. Further, a relatively lower downside threshold level may not necessarily indicate that the securities have a greater likelihood of a repayment of principal at maturity. The volatility of an underlying can change significantly over the term of the securities. The prices of the underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the underlyings and the potential to lose some or all of your principal at maturity.

▪ The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the downside threshold level, the final share price of each underlying, whether the contingent quarterly payment will be paid on each

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contingent payment date, whether a market disruption event has occurred with respect to an underlying, whether to make any adjustments to any determination closing price or the final share price and the payment that you will receive upon an early redemption or at maturity, if any. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events. These determinations, which may be subjective, may adversely affect the payout to you upon an early redemption or at maturity, if any. See “Additional Terms of the Notes—Share Delisting, Nationalization, Insolvency”, “—Merger Event and Tender Offer” and “—Market Disruption Event” in the Stock-Linked Underlying Supplement.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

▪	In some circumstances, the payment you receive on the securities may be based on the shares of another company and not Chevron Corporation or Exxon Mobil Corporation. Following certain corporate events relating to the issuer of an underlying where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor or any cash or any other assets distributed to holders in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes.

Please read the discussion under “Additional Information About the Securities – Additional Provisions – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), and we will not be required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any U.S. Treasury Department regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdictions.

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Information about the underlyings

Chevron Corporation

Chevron Corporation is an energy company with operations in countries located around the world. The company produces and transports crude oil and natural gas. The company also refines, markets, and distributes fuels, and is involved in chemical operations, mining operations, power generation and energy services. Information filed by CVX with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-00368 or its CIK Code: 0000093410. Shares of the Underlying trade and are listed on the New York Stock Exchange under the symbol “CVX.”

Information as of market close on March 13, 2020:

Bloomberg Ticker Symbol:	CVX	52 Week High (on 04/08/2019):	$126.68
Current Share Price:	$83.42	52 Week Low (on 03/12/2020):	$76.26
52 Weeks Ago:	$124.67

Historical Information

The graph below is based on the closing prices of the CVX for each day in the period from March 13, 2010 to March 13, 2020. We obtained the information in the table below from Bloomberg LP, without independent verification. The historical performance of the CVX should not be taken as an indication of its future performance, and no assurance can be given as to the price of the CVX at any time, including on the determination dates.

Chevron Corporation – Daily Closing Prices March 13, 2010 to March 13, 2020

*The black solid line indicates the downside threshold level.

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Exxon Mobil Corporation

Exxon Mobil Corporation operates petroleum and petrochemicals businesses. The company's principal business involves exploration for, and production of, crude oil and natural gas and manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals and a wide variety of specialty products. Information filed by XOM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256 or its CIK Code: 0000034088. Shares of the Underlying trade and are listed on the New York Stock Exchange under the symbol “XOM.”

Information as of market close on March 13, 2020:

Bloomberg Ticker Symbol:	XOM	52 Week High (on 04/23/2019):	$83.38
Current Share Price:	$38.12	52 Week Low (on 03/12/2020):	$37.18
52 Weeks Ago:	$80.71

Historical Information

The graph below is based on the closing prices of the XOM for each day in the period from March 13, 2010 to March 13, 2020. We obtained the information in the table below from Bloomberg LP, without independent verification. The historical performance of the XOM should not be taken as an indication of its future performance, and no assurance can be given as to the price of the XOM at any time, including on the determination dates.

Exxon Mobil Corporation – Daily Closing Prices March 13, 2010 to March 13, 2020

*The black solid line indicates the downside threshold level.

This document relates only to the securities offered hereby and does not relate to any underlying or other securities of Chevron Corporation or Exxon Mobil Corporation. We have derived all disclosures contained in this document regarding Chevron Corporation and Exxon Mobil Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Chevron Corporation or Exxon Mobil Corporation. Neither we nor the agent has made any independent investigation as to the accuracy or completeness of such publicly available documents or any other publicly available information regarding Chevron Corporation or Exxon Mobil Corporation. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the underlyings (and therefore the prices of the underlyings at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Chevron Corporation or Exxon Mobil Corporation. could affect the value received at maturity with respect to the securities and therefore the value of the securities.

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Neither the issuer nor any of their respective affiliates make any representation to you as to the performance of the underlyings.

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Additional Information About the Securities

Please read this information in conjunction with the final terms on the front cover of this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40438J833
ISIN:	US40438J8339
Minimum ticketing size:	$1,000 / 100 securities
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this pricing supplement except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final share price of each underlying. If a market disruption event exists with respect to an underlying on that scheduled trading day, then the accelerated final determination date for the applicable underlying will be postponed for up to 5 scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the third business day following the postponed accelerated final determination date. For the avoidance of doubt, if no market disruption event exists with respect to an underlying on the scheduled trading day preceding the date of acceleration, the determination of such underlying’s final share price will be made on such date, irrespective of the existence of a market disruption event with respect to the other underlyings occurring on such date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Tax considerations:

Prospective investors should note that the discussion under the section called “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•          purchase the securities at their “issue price”; and

•          hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•          certain financial institutions;

•          insurance companies;

•          certain dealers and traders in securities, commodities or foreign currencies;

•          investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•          investors subject to special tax accounting rules under Section 451(b) of the Code;

•          U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•          partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•          regulated investment companies;

•          real estate investment trusts;

•          tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•          persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final,

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temporary and proposed U.S. Treasury Department regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security could be treated as a single financial contract that provides for a contingent quarterly payment. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. Subject to the limitations described herein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a single financial contract that provides for a contingent quarterly payment.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisor regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

We will not attempt to ascertain whether the issuer of any underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of any underlying were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder, as defined below, in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the issuers of the underlyings, and consult your tax advisor regarding the possible consequences to you if the issuer of any underlying is or becomes a PFIC or a USRPHC.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•          an individual who is a citizen or resident of the United States, for U.S. federal income tax purposes;

•          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•          an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

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Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a single debt instrument. If a security were treated as a single debt instrument, the security would be treated as a single contingent short-term debt instrument, which would result in tax consequences that are different from those described above. Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a U.S. Holder may recognize upon the sale, exchange, early redemption or maturity of the securities should be treated as ordinary gain or loss.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•          an individual who is classified as a nonresident alien;

•          a foreign corporation; or

•          a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•          a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•          certain former citizens or residents of the United States; or

•          a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of contingent quarterly payments on the securities is uncertain, the entire amount of the contingent quarterly payments will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S.

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person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisors regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the securities are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an underlying or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of an underlying or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, or otherwise establishes an exemption. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity or otherwise establishes an exemption.

Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the securities.

Calculation agent:	HSBC USA Inc. or one of its affiliates.

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Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.175 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each security they sell. Of the $0.175 per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

Delivery of the securities will be made against payment for the securities on the original issue date set forth on the cover page of this document, which is more than two business days following the pricing date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlyings. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of the securities relates to the underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlyings or any security comprising the underlyings or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Stock-Linked Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

Validity of the securities:

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the

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statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

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